Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Premier, Inc. for the registration of Class A common stock, preferred stock and debt securities and to the incorporation by reference therein of our reports dated August 22, 2017, with respect to the consolidated financial statements and schedule of Premier, Inc. and the effectiveness of internal control over financial reporting of Premier, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

November 6, 2017